FORM 3
                                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549

                               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                                                                                       OMB APPROVAL
                                                                               ----------------------------
                                                                               OMB NUMBER: 3235-0104
                                                                               Expires: September 30, 1998
                                                                               Estimated average burden
                                                                               hours per response . . . 0.5

Filed pursuant to Section 16(a) OF THE Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------
1. Name and Address of    |2. Date of Event Re-      |4.Issuer Name and Ticker or
   Reporting Person       |   quiring Statement      |  Trading Symbol
                          |   (Month/Day/Year)       |
                          |   04/07/97               |  Camden Property Trust (CPT)
------------------------------------------------------------------------------------------------------------
(Last)  (First)  (Middle) |3. IRS or Social Security |5.Relationship of Reporting     |6. If Amendment, Date
Dimick, Alison L.         |   Number of Reporting    |  Person to Issuer              |   of Original
--------------------------|   (Voluntary)            |  (Check all applicable)        |   (Month/Day/Year)
        (Street)          |                          |___Director       ___10% Owner  |---------------------
c/o Camden Property Trust |                          |_X_Officer(give   ___Other      |
3200 Southwest Freeway    |                          |   title below)  (Specify below)|
Suite 1500                |                          |                                |
-----------------------------------------------------| Senior Vice President -        |
(City)   (State)   (Zip)  |                          |    Acquisitions                |
Houston, TX 77027         |                          |                                |
------------------------------------------------------------------------------------------------------------

Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------
1. Title of Security              |2. Amount of Securities |3. Ownership   |4. Nature of Indirect Beneficial
   (Instr. 4)                     |   Beneficially Owned   |   Form: Direct|   (Instr. 5)
                                  |   (Instr. 4)           |   (D) or Indi-|
                                  |                        |   rect (I)    |
                                  |                        |   (Instr. 5)  |
------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial       |     500                |      D        | N/A
   Interest                       |                        |               |
------------------------------------------------------------------------------------------------------------

Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------
1. Title of Derivative|2. Date Exercis-|3. Title and Amount of   |4. Conversion |5. Ownership |6. Nature of
   Security (Instr. 4)|   able and Exp-|   Securities Underly-   |   or Exercise|   Form of   |   Indirect
                      |   iration Date |   ing Derivative        |   Price of   |   Derivative|   Beneficial
                      |   (MM/DD/YY)   |   Security              |   Derivative |   Security: |   Ownership
                      |----------------|-------------------------|   Security   |   Direct (D)|   (Instr. 5)
                      |Date    |Expir- |     Title    | Amount or|              |   or Ind-   |
                      |Exer-   |ation  |              | Number of|              |   irect (I) |
                      |cisable |Date   |              |  Shares  |              |   (Instr. 5)|
-----------------------------------------------------------------------------------------------------------
Option to purchase    |4/9/98 | 4/9/07 | Common Shares| 3,333    | $26.625      |        D    |
 Common Shares        |       |        | of Beneficial|          |              |             |
                      |       |        | interest $.01|          |              |             |
                      |       |        | par value    |          |              |             |
------------------------------------------------------------------------------------------------------------
Option to purchase    |4/9/99 | 4/9/07 | Common Shares| 3,333    | $26.625      |        D    |
 Common Shares        |       |        | of Beneficial|          |              |             |
                      |       |        | interest $.01|          |              |             |
                      |       |        | par value    |          |              |             |
------------------------------------------------------------------------------------------------------------
Option to purchase    |4/9/00 | 4/9/07 | Common Shares| 3,334    | $26.625      |        D    |
 Common Shares        |       |        | of Beneficial|          |              |             |
                      |       |        | interest $.01|          |              |             |
                      |       |        | par value    |          |              |             |
------------------------------------------------------------------------------------------------------------

Explanation of Responses:

Ms. Dimick was named Sr. Vice President - Acquisitions effective April 7, 1997. This is Ms. Dimick's first filing as a reporting person.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)



 /s/  Alison L. Dimick               5/9/97
-----------------------       ---------------
Alison L. Dimick                     Date

SEC 1474 (7-96)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.